YOUNG INNOVATIONS, INC.
                                                       Moderator: Alfred Brennan
                                                            10-21-04/10:00 am CT
                                                           Confirmation #1523888
                                                                          Page 1






                             YOUNG INNOVATIONS, INC.

                            MODERATOR: ALFRED BRENNAN
                                OCTOBER 21, 2004
                                   10:00 AM CT


Operator:             Good morning.  My name is (Tamika).  And I will be your
                      conference facilitator today.

                      At this time I would like to welcome everyone to the Third Quarter Earnings Release conference call.

                      All lines have been placed on mute to prevent any background noise.

                      After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

                      I would now like to turn the call over to Alfred Brennan and Arthur Herbst.

                      Please go ahead.

Alfred Brennan:       Good morning.  Thank you (Tamika).

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                                                         YOUNG INNOVATIONS, INC.
                                                       Moderator: Alfred Brennan
                                                            10-21-04/10:00 am CT
                                                           Confirmation #1523888
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                      For securities law purposes certain information provided
                      on this call may constitute forward-looking statements. Please refer to our most recent Annual Report on Form 10-K for an explanation of what constitutes a forward-looking statement and the related implications.

                      Thank you for joining us this morning. I'd like to ask Arthur Herbst to review the operations for the third quarter recently completed for the company.

Arthur Herbst:        Good morning everyone and welcome.

                      It was a very solid quarter for the company. We had sales advancing 14.1% to $21.7 million in the quarter reflecting solid advances in existing products, as well as the acquisition of Obtura in December of '03.

                      Margins - gross profit margins remain stable in the 55% range as gross profit increased 13.6% to $11.9 million in the quarter.

                      I think we exhibited fairly solid expense control with SG&A remaining at about 27% on each dollar of sales, increasing 13.5% to $5.8 million.

                      Operating income overall increased 13.8% to $6.0 million.

                      Net income advanced 14.7% to $3.8 million in the quarter. And our fully diluted earnings per share increased 14.3% to $0.40, as weighted average shares outstanding decreased slightly due to a slightly lower share price in this year's quarter compared to the year earlier quarter and some dilution of options.

                      If you recall, we modified our pricing and marketing programs to our distributors in May of this year. We announced that we were taking a more targeted approach

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                                                         YOUNG INNOVATIONS, INC.
                                                       Moderator: Alfred Brennan
                                                            10-21-04/10:00 am CT
                                                           Confirmation #1523888
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                      with our distributor sales incentive programs. We
                      suspended our brand based incentive programs and moved toward product based programs that we believe will help us work with our distributors in generating demand for new products, excitement about our product line overall, and increase market share of existing products. These new programs were implemented during the third quarter. And we continue to refine and enhance this strategy. We will continue to do so over the next several quarters.

                      Our early read on the strategic change is positive. And we continue to believe that this strategy will enhance our ability to support our distributors, effectively launch new products, and increase market share over the long term.

                      With respect to new products over the quarter, we made a lot of progress in advancing a number of new product initiatives.

                      We launched Neutra-Vac, which is a new evacuation cleaning system. It has a new chemistry with a neutral PH. It was introduced late in the quarter. Sales are not yet meaningful, but we're pleased with the initial launch.

                      Examples of some other products that we introduced in the quarter, particularly in our homecare line, include a new pedodontic kit with a new paste, and a new adult toothbrush with a swirl design.

                      And the pipeline for new products will remain robust over the next several quarters. We expect new products in the following product areas: surface disinfectants, (DPAs) or Disposable Prophy Angles, and new flavors of floss, pastes, and fluorides, in addition to new endodontic systems.

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                                                         YOUNG INNOVATIONS, INC.
                                                       Moderator: Alfred Brennan
                                                            10-21-04/10:00 am CT
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                      With respect to consolidation activities, which we
                      announced we accelerated in May, we have made substantial progress. We completed the consolidation of our machining operations from Ft. Wayne into Earth City. This facilitated a reduction in our workforce and space in Ft. Wayne, Indiana. The activity was absorbed principally by the workforce in Earth City. And we believe we improved the quality and reliability of our product offering as a result of these activities.

                      We also made substantial strides in relocating our preventive chemical operations to Earth City from Louisville, Colorado. We expect this move to be completed over the Fourth Quarter of 2004 and the early part of 2005. We've already reduced some of our workforce in Colorado. And we think this activity will be predominantly absorbed by the existing resources in Earth City with relatively little need for incremental staffing. We expect to see some savings early next year and throughout the rest of the year. We'll see increases as we go.

                      We're also on track in moving our Ultrasonic Cleaning product line from Livermore, California, to Earth City. And we expect this activity to be substantially completed in the First Quarter of 2005.

                      With respect to acquisitions, we remain engaged in a variety of acquisition discussions. As always, we cannot predict the timing of successful completion of any such transactions, but we remain optimistic about our work in this area.

                      With that I will turn the conversation over to Al Brennan who has some additional comments.

Alfred Brennan:       Thank you Arthur.


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                                                         YOUNG INNOVATIONS, INC.
                                                       Moderator: Alfred Brennan
                                                            10-21-04/10:00 am CT
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                      Additionally, during the quarter we undertook a review of
                      our governance practices and the role of our Board of Directors and growth of the company. We've been extremely well served by our Board during the past seven years since going public.

                      The goal of our Board through this term was to help transition the company from a family business to a public company to ensure the development of appropriate management in support of our growth strategy, and appropriate in terms of its timing, and to ensure the highest quality of corporate governance available to a company our size.

                      When we met in July we looked at the progress we had made over seven years. We were quite pleased with the services that have been provided. But we've grown quite significantly in the breadth of our product line, and the number of sites that we have supporting the company. And our continued prospects for growth, while significant, were also growing in their complexity.

                      With the advance of the Sarbanes-Oxley legislation and some of the implications of that legislation on our company, we chose to look seriously at a variety of options.

                      The Board, after careful deliberation, believed that a number of things would be required. These requirements included: (i) Additional time requirements for Directors to be fully engaged in understanding of the facilities and the structure of the company, (ii) the ability of the Directors to understand the growth strategy and some of the implications in the market, and (iii) clearly the regulatory compliance required by the legislation.

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                                                         YOUNG INNOVATIONS, INC.
                                                       Moderator: Alfred Brennan
                                                            10-21-04/10:00 am CT
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                      And also we believe that we needed as a Board to look to
                      and share the growth and success of the Richmond
                      Institute, a nonprofit foundation that has been put in place to help ensure the growth of access to oral healthcare and good clinical benefits in the products presented to oral healthcare professionals.

                      So the conclusion was to invest significantly in a smaller more engaged Board of Directors. Mr. LaBarge, Mr. O'Brien,
                      (Rick) Richmond and Arthur Herbst graciously decided that their time commitment as well as the requirement for a smaller size to the Board would best be served by other Directors.

                      And Dr. Drisko graciously agreed to accept the position of helping grow the Richmond Institute. Mr. Sarni and Mr. Bremer agreed to accept positions on the Board and continue as Directors increasing the amount of time that they would spend in visiting our sites and working with various levels of management.

                      And Dr. Pat Ferrillo who is the Vice Provost, Division of Health Sciences, and Dean of the University of Nevada, Las Vegas, School of Dental Medicine, agreed to come on the Board to assist Mr. Sarni and Mr. Bremer.

                      We're extremely grateful for the guidance and the support and particularly the vision of all of our Directors as we take these important steps to ensure our continued growth as a company and an enterprise going forward.

                      They served the vision that Mr. Richmond had when he took the company public, and looked for a significant company in healthcare that can serve the needs of patients for many years to come. They've been significant contributors to the growth of our company and we're very pleased to have served with them and to grown from their wise counsel and support.

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                                                         YOUNG INNOVATIONS, INC.
                                                       Moderator: Alfred Brennan
                                                            10-21-04/10:00 am CT
                                                           Confirmation #1523888
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                      With that we'd like to take any questions (Tamika) from
                      participants.

Operator:             At this time I would like to remind everyone in order to
                      ask a question press star then the number 1 on your telephone keypad.

                      We'll pause for just a moment to compile the Q&A roster.

                      Your first question comes from Jeff Johnson from Robert W. Baird.

Jeff Johnson:         Arthur, Al, good morning.  How are you?

Man:                  Fine, thanks.

Jeff Johnson:         A couple quick questions here.

                      On Obtura, could you quantify the impact Obtura had on the top line over this quarter.

Arthur Herbst:        With the extraction of Obtura results, we were toward the
                      low end of our consistent guidance, the guidance of 4% to 6% internal growth. Obtura would make up the balance of that.

Jeff Johnson:         Okay.  So we could look at internal growth being up in the
                      4% range.

Arthur Herbst:        In that range, yep.

Jeff Johsnon:         Okay, great.  That's higher than we expected.  That's a
                      nice number.


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                                                         YOUNG INNOVATIONS, INC.
                                                       Moderator: Alfred Brennan
                                                            10-21-04/10:00 am CT
                                                           Confirmation #1523888
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                      Could you also speak about a generalized industry trend
                      then with your internal growth up in the 4% range, and especially with consideration for the incentive changes that you've made? I think you've been saying that as we got into Q-4 we might begin to see some increase in end-user pull through. If you're starting to see that now that we are in Q-4, and just again kind of generalize or just make some comments.

Alfred Brennan:       Sure, Jeff, our - the distributors that we work very
                      closely with enjoyed strong solid demand for our products during the quarter. And we believe our results were in line with some of the things related to their business cycle.

                      Now we continue to believe that our competitive positions will strengthen in the fourth quarter and in the first quarter. So quite frankly we were very pleased with the results. End-user demand through the distributors was very, very strong during the quarter compared with what we had expected.

                      They do typically promote very heavily infection control and preventive products during this period. And I think we were the beneficiaries of that during this quarter.

Jeff Johnson:         Okay, great.

                      One other question I guess from the press release. Al, you had commented in the press release that you were pleased with the profitability gain. I'm just wondering if you could kind of break that down a little bit. Obviously with Obtura from the acquisition standpoint, and then on a year-over-year basis gross margins and operating margins were essentially flat here.

                      Where were those profitability gains?


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                                                         YOUNG INNOVATIONS, INC.
                                                       Moderator: Alfred Brennan
                                                            10-21-04/10:00 am CT
                                                           Confirmation #1523888
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                      Were they along product lines that have benefited from
                      this incentive change, or can you make any comments there?

Alfred Brennan:       Sure.  Jeff, I think the best comment I can make is that,
                      you know, an organization like ours that's spread across a number of sites grows with lots of small things adding up.

                      And the management team during the quarter became very focused on a number of things. Small cost savings, good tight management of individual product lines and promotional expenses, good management head counts.

                      And so it came across the business really as a result of our operating folks just doing a very good job.

                      And I'm quite pleased with that, because it feels when we made a shift in our promotional strategy and when we put on top of the organization some very aggressive consolidation plans the operating managers did not lose the focus on the daily fundamentals. And that would be the basis of my question or my comments.

Jeff Johnson:         Okay, great.

                      One final question then, again over the last couple calls the limited visibility given these incentive changes, has that improved at all at this point?

                      Should we continue to look for a 6% internal growth and layering on any acquired business on top of that?

                      And also on the margin side, do we expect then to see some maybe pick up into Q-4 and into '05?


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                                                         YOUNG INNOVATIONS, INC.
                                                       Moderator: Alfred Brennan
                                                            10-21-04/10:00 am CT
                                                           Confirmation #1523888
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Arthur Herbst:        Yeah, this is Arthur. I think because we're still at the
                      early stages of implementing the changes in our incentive programs as well as our consolidation activities we would have to say that visibility is still somewhat reduced.

                      I would say we're clearly encouraged, very encouraged by the early stages of and feedback that we're getting on both initiatives. So we're, you know, things are getting a little sharper. But we're not at the point where doing discreet guidance.

Jeff Johnson:         Okay, fair enough.

                      With Obtura being probably, as I just did the estimate or the calculation here, just under $2 million for the quarter, was that in line with your expectations on Obtura?

                      I know Q-2 and Q-3 kind of being the higher revenue months for the endodontic business based on shows and things like that.

                      Is $2 million about what you're thinking there?

Arthur Herbst:        It was right in the $2 million range actually a little bit above that. But yes it's relatively consistent with what we expected.

Jeff Johnson:         Okay.  Thank you, guys.

Alfred Brennan:       Thanks, Jeff.


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                                                         YOUNG INNOVATIONS, INC.
                                                       Moderator: Alfred Brennan
                                                            10-21-04/10:00 am CT
                                                           Confirmation #1523888
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Operator:             As a reminder, if you should have a question please press
                      star, then the number 1 on your telephone keypad.

                      Your next question comes from Debra Ziwot from West
                      Minster.

Debra Ziwot:          Good morning gentlemen.  Congratulations on a very nice
                      quarter.

Arthur Herbst:        Thank you, Debra.

Debra Ziwot:          I was just noticing that with Dr. Ferrillo much of his
                      published research has to do with things with Endodontics.
                      Is he an Endodontist?

Arthur Herbst:        Yes, ma'am.  He is.

Debra Ziwot:          Does that lead us to believe that maybe Young Innovations
                      is going to take a stronger position in this particular specialty of dentistry?

Alfred Brennan:       No, I think that yes that is Dr. Ferrillo's published
                      work.

                      But a couple of other things about Dr. Ferrillo, a couple of other comments. One, he's an educator. He was a Dean at Southern Illinois University for a number of years, a St. Louis native.

                      Two, he was the past Chairman of Oral Health America which is a nonprofit foundation, that supports a number of initiatives in terms of access to care for underserved populations.

                      So Dr. Ferrillo's resume is fairly broad. His professional specialty is Endodontics. And yet in that specialty he brings with him quite an insight into clinical marketing

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                                                         YOUNG INNOVATIONS, INC.
                                                       Moderator: Alfred Brennan
                                                            10-21-04/10:00 am CT
                                                           Confirmation #1523888
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                      and the way different clinicians impact on different
                      segments of dentistry.

                      So I understand the specialty. But I would tell you that the real benefit of Dr. Ferrillo is the breadth of his resume.

Debra Ziwot:          Okay.  Also could you comment a little bit more about the
                      Richmond Institute?

Alfred Brennan:       Yes, I can. We began to look a couple of years ago at the
                      need for the company to provide a place where research could be done to ensure that our products met the highest level - standard for clinical claims that we might make.

                      If we were making statements about efficiency, if we were making statements about the quality of a particular product, we wanted to ensure that those things were done somewhat independently.

                      Additionally we wanted to provide continuing education credits for a number of our customers.

                      And we went - we began a program of offering those credits through newsletters and various publications that might allow practitioners to receive credit by learning about things that relate to the way our products are used. This particular initiative which began a couple of years ago has been very successful inside our company in helping us live up to those standards.

                      And I think (George) and Arthur and I have believed very strongly that this was significant to the long term growth of our business. That this kind of a foundation be

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                                                         YOUNG INNOVATIONS, INC.
                                                       Moderator: Alfred Brennan
                                                            10-21-04/10:00 am CT
                                                           Confirmation #1523888
                                                                         Page 13



                      developed to ensure that products that we manufacture would meet the highest standards.

                      And additionally to ensure that there was access to care. And that we understood how to support other initiatives throughout the industry and throughout the community in terms of increasing access to care.

                      So Dr. Drisko has agreed to help us as we grow that foundation and ensure the success of that foundation in the years forward.

Debra Ziwot:          So the Richmond Institute will be testing only Young's
                      products.

Alfred Brennan:       No. The Richmond Institute will test any product that
                      we've been - just been brought to us that might want to make a clinical claim as part of our new product efforts.
                      Any product brought to us that would help us ensure that we can improve the quality of the demonstrated the day it's delivered will be a product that will test.

                      We won't make a comment about a product that we haven't tested. And we'll have the Richmond Institute do most of that testing.

                      We also didn't have a place in the company for truly new research. And this would be a way that we could fund, you know, truly new research, separate from the operations of the company. Because we run a very focused operation. And become distracted with initiatives that were far outside of our current areas of competence.

Debra Ziwot:          So how will the R&D expenses of the company differ from
                      the R&D expenses of the Richmond Institute?


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                                                         YOUNG INNOVATIONS, INC.
                                                       Moderator: Alfred Brennan
                                                            10-21-04/10:00 am CT
                                                           Confirmation #1523888
                                                                         Page 14


Arthur Herbst:        Well the R&D Institute will be self-funded.

Debra Ziwot:          Okay.

Arthur Herbst:        And some of the fees that we collect from our continuing
                      education programs, contributions will fund the Richmond
                      Institute for the most part.

Debra Ziwot:          Great.  Well, congratulations.

Alfred Brennan:       Thank you very much.

Operator:             At this time there are no further questions.

Alfred Brennan:       Well thank you very much for joining us this morning.  We
                      appreciate your time.

                      We're very optimistic about our prospects going forward. And we're very gratified with the service that we received from our Directors as well as our employees during this last quarter in this time significant change.

                      I wish you all a great day.

                      And thank you (Tamika) for your help.

Operator:             This concludes today's conference call.  You may now
                      disconnect.


                                       END